FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

             Chief Financial Officer                                                                                        904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2021

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; August 2, 2021 –

Second Quarter Operational Highlights

•	Highest mining royalty revenue total in any second quarter in segment’s history
•	Dock 79 residential occupancy above 94% for third straight quarter—first time that has happened since the fourth quarter of 2018

Second Quarter Consolidated Results of Operations

Net income attributable to the Company for the second quarter of 2021 was $82,000 or $.01 per share versus $4,149,000 or $.43 per share in the same period last year. The second quarter of 2021 was impacted by the following items:

•	The quarter includes $1,868,000 amortization expense of the $4,750,000 fair value of the Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	Interest income decreased $1,062,000 due to bond maturities and repayment of the Maren preferred equity financing.
•	Interest expense increased $401,000 due to interest on the Maren’s debt partially offset by a lower interest rate on the refinanced Dock 79 debt.
•	Gain from sale of real estate decreased $2,784,000. The current quarter included $805,000 for an easement and sale of excess land in the Mining Royalty Lands Segment. The prior year’s quarter included a gain of $3,589,000 from the sale of the three remaining lots at our Lakeside Business Park and Mining Royalty Lands Segment’s Gulf Hammock Property.
•	Gain attributable to non-controlling interest for the quarter includes a $953,000 adjustment to the $13.0 million gain on remeasurement attributed to MRP last quarter increasing it to $14.0 million. We finalized our agreement of the ownership split and revised last quarter’s estimate.

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Second Quarter Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $588,000, down $128,000 or 17.9%, over the same period last year due to the sale of our warehouse 1801 62nd Street in July 2020 which had $163,000 of revenues in the same quarter last year. Operating loss was ($160,000), down $218,000 from an operating profit of $58,000 in the same quarter last year primarily due to the sale of 1801 62nd Street. Cranberry Run, which we purchased in the first quarter of 2019, is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 77.6% leased and 59.7% occupied compared to 71.9% leased at the end of the same quarter last year. Our other two properties remain substantially leased during both periods, with 34 Loveton 95.1% occupied and Square 664E fully leased through August 2026.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,634,000 versus $2,402,000 in the same period last year. Total operating profit in this segment was $2,292,000, an increase of $182,000 versus $2,110,000 in the same period last year.

Development Segment:

The Development segment is responsible for (i) seeking out and identifying opportunistic purchases of income producing warehouse/office buildings, and (ii) developing our non-income producing properties into income production.

With respect to developments in the quarter on ongoing projects:

•	In the third quarter of 2020, we received permit entitlements for two industrial buildings at Hollander Business Park. We have started construction and anticipate shell completion in the third quarter of 2021. Of this project’s 145,750 square feet, 26,000 square feet are pre-leased. We plan to start construction in the third quarter of 2021 on a build-to-suit building totaling 101,750 square feet. We estimate shell completion in the fourth quarter of 2022.
•	With respect to our joint venture with St. John Properties, we are now in the process of leasing these four single-story buildings totaling 100,030 square feet of office and retail space. At quarter end, Phase I was 48.1% leased and 46.8% occupied.
•	We were the principal capital source of a residential development venture in Baltimore County, Maryland known as “Hyde Park.” All obligations are complete, all principal repaid in full, and we have received $1,032,000 in preferred interest and profits.
•	The Coda, the first of our four buildings at Bryant Street joint venture, received a final certificate of occupancy on April 1, 2021, and leasing efforts are under way. At quarter end, the Coda was 88.31% leased and 67.53% occupied. Leasing will begin on the second and third buildings at Bryant Street in the third quarter of this year.
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•	We began construction on our 1800 Half Street joint venture project at the end of August 2020 and expect the building to be complete in the third quarter of 2022. As of the end of the second quarter, the project was 26.82% complete.
•	At quarter end, our Riverside and .408 Jackson joint venture projects in Greenville, South Carolina are 92.17% and 54.45% complete, respectively. Leasing will begin at Riverside in the third quarter of this year.

Stabilized Joint Venture Segment:

In March 2021, we reached stabilization on Phase II (The Maren) of the development known as RiverFront on the Anacostia in Washington, D.C., a 250,000-square-foot mixed-use development which supports 264 residential units and 6,937 square feet of retail developed by a joint venture between the Company and MRP. Stabilization in this case means 90% of the individual apartments had been leased and occupied by third party tenants. Upon reaching stabilization, the Company has, for a period of one year, the exclusive right to (i) cause the joint venture to sell the property or (ii) cause the Company’s and MRP’s percentage interests in the joint venture to be adjusted so as to take into account the contractual payouts assuming a sale at the value of the development at the time of this “Conversion Election”. Reaching stabilization resulted in a change of control for accounting purposes as the veto rights of the minority shareholder lapsed and the Company became the primary beneficiary. As such, beginning March 31, 2021, the Company consolidated the assets (at current fair value based on appraisal), liabilities and operating results of the joint venture. At the end of June, The Maren was 94.70% leased and 93.93% occupied. Up through the first quarter of this year, accounting for The Maren was reflected in Equity in loss of joint ventures on the Consolidated Statements of Income. Starting April 1, 2021, all the revenue and expenses will be reflected like Dock 79 in the stabilized joint venture segment.

Total revenues in this segment were $4,822,000, an increase of $2,370,000 versus $2,452,000 in the same period last year. The Maren’s revenue was $2,162,000 and Dock 79 revenues increased $208,000. Total operating loss in this segment was ($1,358,000), a decrease of $1,714,000 versus a profit of $356,000 in the same period last year. The quarter includes $1,868,000 amortization expense of the $4,750,000 fair value of the Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture. Net Operating Income this quarter for this segment was $3,037,000, up $1,383,000 or 83.62% compared to the same quarter last year due to the Maren’s consolidation into this segment.

Dock 79’s average residential occupancy for the quarter was 95.69%, and at the end of the quarter, Dock 79’s residential units were 94.10% leased and 96.39% occupied. This quarter, 61.36% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

Second quarter distributions from our CS1031 Hickory Creek DST investment were $87,000.

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Six Months Operational Highlights

•         The Maren reached stabilization meaning 90% of the individual apartments had been leased and occupied by third party tenants. This event triggered a change in control and the Company consolidated the assets (at current fair value), liabilities and operating results of the joint venture.

•	Highest mining royalty revenue total through the first six months in segment’s history

Six Months Consolidated Results of Operations

Net income attributable to the Company for the first half of 2021 was $28,455,000 or $3.03 per share versus $5,767,000 or $.59 per share in the same period last year. The first half of 2021 was impacted by the following items:

•	Gain of $51.1 million on the remeasurement of investment in The Maren real estate partnership, which is included in Income before income taxes. This gain on remeasurement is mitigated by a $10.1 million provision for taxes and $14.0 million attributable to noncontrolling interest.
•	The period includes $1,868,000 amortization expense of the $4,750,000 fair value of the Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	Interest income decreased $1,678,000 due to bond maturities and repayment of the Maren preferred equity financing.
•	Interest expense increased $1,275,000 due to a $900,000 prepayment penalty on the Dock 79 refinancing plus interest on the Maren’s debt partially offset by a lower interest rate on Dock 79.
•	Gain from sale of real estate decreased $2,792,000. The current quarter included $805,000 for an easement and sale of excess land in the Mining Royalty Lands Segment. The prior year’s quarter included a gain of $3,589,000 from the sale of the three remaining lots at our Lakeside Business Park and our prior Mining Royalty Lands Segment’s Gulf Hammock Property.

Six Months Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $1,300,000, down $68,000 or 5.0%, over the same period last year due to the sale of our warehouse 1801 62nd Street in July 2020 which had $364,000 of revenues in the same period last year. Operating loss was ($143,000), down $70,000 from an operating loss of ($73,000) in the same period last year primarily due to the sale of 1801 62nd Street. Cranberry Run, which we purchased in the first quarter of 2019, is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 77.6% leased and 59.7% occupied compared to 71.9% leased at the end of the same period last year. Our other two properties remain

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substantially leased during both periods, with 34 Loveton 95.1% occupied and Square 664E fully leased through August 2026.

Mining Royalty Lands Segment:

Total revenues in this segment were $4,949,000 versus $4,587,000 in the same period last year. Total operating profit in this segment was $4,305,000, an increase of $291,000 versus $4,014,000 in the same period last year.

Stabilized Joint Venture Segment:

Total revenues in this segment were $7,331,000, an increase of $2,226,000 versus $5,105,000 in the same period last year. The Maren’s revenue was $2,162,000 and Dock 79 revenues increased $64,000. Total operating loss in this segment was ($1,141,000), a decrease of $2,004,000 versus a profit of $863,000 in the same period last year. The quarter includes $1,868,000 amortization expense of the $4,750,000 fair value of the Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture. Net Operating Income for this segment was $4,571,000, up $1,105,000 or 31.88% compared to the same period last year due to the Maren’s consolidation into this segment.

Dock 79’s average residential occupancy for the first six months of 2021 was 95.18%. Through the first six months of the year, 60.76% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In March, we completed a refinancing of Dock 79 as well as securing permanent financing for the Maren. This $180 million loan ($92 million for Dock 79, $88 million for The Maren) lowers the interest rate at Dock 79 from 4.125% to 3.03%, defers any principal payments for 12 years for both properties, and repays the $13.75 million in preferred equity along with $2.3 million in accrued interest.

Distributions from our CS1031 Hickory Creek DST investment were $171,000 for the first six months of the year.

Impact of the COVID-19 Pandemic.

The COVID-19 pandemic is having an extraordinary impact on the world economy and the markets in which we operate. As an essential business, we have continued to operate throughout the pandemic in accordance with White House guidance and orders issued by state and local authorities. We have implemented social distancing and other measures to protect the health of our employees and customers. Our Dock 79 and The Maren properties in Washington, D.C. suffered the principal impacts to our business from the pandemic during 2020 due to our retail tenants being unable to operate at capacity, the lack of

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attendance at the Washington Nationals baseball park and the rent freeze imposed by the District. It is possible that some of these same conditions may impact our ability to lease retail spaces at Bryant Street. We anticipate that these impacts will continue for at least the remainder of 2021.

Summary and Outlook

It is hard to reconcile where we were a year ago with the first six months of this year. The fear, angst, and malaise so prevalent at the height of the pandemic and quarantine have given way to a far more normal, new normal, where summer feels like summer, and Americans in every part of this country are back to doing what Americans have always done—work, consume, serve, enjoy. As exciting as this return to normalcy is, we are even more excited for what the future holds for both the assets we have in place and those in our development pipeline.

Royalty revenue this quarter was up 9.65% over the same period last year, and royalty revenue through the first two quarters was up 7.88%. Revenue for the last twelve months was $9,838,907, an increase of 7.37% over the same period last year and an increase of 3.81% over calendar year 2020. This is the first time this segment has surpassed $9.75 million in revenue in any twelve-month period and also happens to mark the best second quarter of revenue, the best first six months of revenue, and the best twelve months of revenue in the segment’s history.

For three straight quarters, Dock 79’s occupancy has been above 94% at the end of the quarter. The last time the building ended three straight quarters with occupancy above 94% was the fourth quarter of 2018. As you no doubt recall, the Maren achieved stabilization in the final month of the first quarter. As a result, this marks the first reporting period with the Maren consolidated on to our books. Because of the increased depreciation and amortization attributable to the Company as a result of consolidating the Maren’s results into our income statement, the impact on net income may in fact be negative for some time, but the positive impact on our NOI and cash flow will be significant. The Maren is 94.7% leased and 93.93% occupied and its retail space is 100% leased with occupancy expected in the fourth quarter of this year once build out is complete. It has been over a year since the District put in place the “emergency” measures which have prevented us from raising rents on renewals. This has obviously mitigated our ability to grow NOI at Dock 79. With the Maren now going through its first generation of renewals, it too is feeling the effect of these emergency measures. It is our understanding that these measures are set to expire but not prior to the end of the year. Because renewal negotiations take place several weeks in advance, if the emergency measures expire at year end, we will not see any practical effect to rent increases until February 2022.

We remain pleased with the current direction of our asset management segment, particularly the industrial assets. The speed with which we leased up and then sold our building at 1801 62nd Street last year strengthened our commitment to this shift in our approach to industrial development. We have a build-to-suit and two spec buildings under construction at Hollander and intend to follow a similar course of action. Those three buildings will complete any development at Hollander for the foreseeable future. Because of that, we have bolstered our land bank with the $10.5 million purchase of 55 acres in Aberdeen, Maryland. Once entitled, this property will be capable of supporting over 625,000 square feet of industrial

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product and will be essential for future industrial development as we finish developing our remaining inventory at Hollander Business Park.

With the consolidation of the Maren, refinancing both Riverfront projects, and the unprecedented performance of the mining royalties segment, it has been an exciting first six months, to say the least. And yet the second half should prove no less eventful as we look to complete construction on Bryant Street and the first of our two developments in Greenville. Riverside in Greenville begins lease-up in August. The Chase, which is the second building at Bryant Street begins leasing at the same time. The velocity with which the Coda has leased-up (88.31% at quarter end) has only served to heighten our enthusiasm. As the nation and our economy continue to open up, we have every reason to be optimistic regarding the long-term success of these projects. Our more than $170 million in liquidity allows us that luxury of that optimism. We will continue to be opportunistic in repurchasing stock. During 2021, the Company repurchased 6,004 shares at an average cost of $43.95 per share.

Conference Call

The Company will also host a conference call on Tuesday, August 3, 2021 at 11:00 a.m. (EDT).  Analysts, stockholders and other interested parties may access the teleconference live by calling 1-877-271-1828 (passcode 47240873) within the United States.  International callers may dial 1-334-323-9871 (passcode 47240873).  Computer audio live streaming is available via the Internet through this link http://stream.conferenceamerica.com/frp080321. For the archived audio via the internet, click on the following link http://archive.conferenceamerica.com/archivestream/frp080321.mp3. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059, international callers dial 1-334-323-0140.  The passcode of the audio replay is 19388574. Replay options: “1” begins playback, “4” rewind 30 seconds, “5” pause, “6” fast forward 30 seconds, “0” instructions, and “9” exits recording.  There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the Covid-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C., Richmond, Virginia, and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time

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to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2021	2020	2021	2020
Revenues:
Lease revenue	$5,861	3,447	9,399	7,045
Mining lands lease revenue	2,634	2,402	4,949	4,587
Total Revenues	8,495	5,849	14,348	11,632

Cost of operations:
Depreciation, depletion and amortization	4,388	1,500	5,831	2,968
Operating expenses	1,394	781	2,235	1,706
Property taxes	1,000	646	1,778	1,383
Management company indirect	822	692	1,392	1,364
Corporate expenses	1,050	1,026	1,829	2,213
Total cost of operations	8,654	4,645	13,065	9,634

Total operating profit (loss)	(159)	1,204	1,283	1,998

Net investment income, including realized gains of $0, $134, $0 and $242, respectively	1,048	2,110	2,423	4,101
Interest expense	(446)	(45)	(1,371)	(96)
Equity in loss of joint ventures	(1,118)	(1,343)	(2,753)	(1,985)
Gain on remeasurement of investment in real estate partnership	—	—	51,139	—
Gain on sale of real estate	805	3,589	805	3,597

Income before income taxes	130	5,515	51,526	7,615
Provision for (benefit from) income taxes	(151)	1,538	10,370	2,139

Net income	281	3,977	41,156	5,476
Gain (loss) attributable to noncontrolling interest	199	(172)	12,701	(291)
Net income attributable to the Company	$82	4,149	28,455	5,767

Earnings per common share:
Net income attributable to the Company-
Basic	$0.01	0.43	3.04	0.59
Diluted	$0.01	0.43	3.03	0.59

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,353	9,620	9,347	9,712
-diluted earnings per common share	9,390	9,649	9,385	9,744

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	June 30, 2021	December 31, 2020
Assets:
Real estate investments at cost:
Land	$121,057	91,744
Buildings and improvements	255,646	141,241
Projects under construction	11,378	4,879
Total investments in properties	388,081	237,864
Less accumulated depreciation and depletion	41,971	34,724
Net investments in properties	346,110	203,140

Real estate held for investment, at cost	9,429	9,151
Investments in joint ventures	144,938	167,071
Net real estate investments	500,477	379,362

Cash and cash equivalents	138,154	73,909
Cash held in escrow	684	196
Accounts receivable, net	1,076	923
Investments available for sale at fair value	32,129	75,609
Federal and state income taxes receivable	3,681	4,621
Unrealized rents	445	531
Deferred costs	4,092	707
Other assets	514	502
Total assets	$681,252	536,360

Liabilities:
Secured notes payable	$178,334	89,964
Accounts payable and accrued liabilities	4,976	3,635
Other liabilities	1,886	1,886
Deferred revenue	461	542
Deferred income taxes	65,379	56,106
Deferred compensation	1,245	1,242
Tenant security deposits	686	332
Total liabilities	252,967	153,707

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,411,028 and 9,363,717 shares issued and outstanding, respectively	941	936
Capital in excess of par value	57,360	56,279
Retained earnings	337,992	309,764
Accumulated other comprehensive income, net	268	675
Total shareholders’ equity	396,561	367,654
Noncontrolling interest MRP	31,724	14,999
Total equity	428,285	382,653
Total liabilities and shareholders’ equity	$681,252	536,360

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Asset Management Segment:

	Three months ended June 30
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$588	100.0%	716	100.0%	(128)	-17.9%

Depreciation, depletion and amortization	134	22.8%	200	27.9%	(66)	-33.0%
Operating expenses	74	12.6%	96	13.4%	(22)	-22.9%
Property taxes	42	7.1%	(24)	-3.3%	66	-275.0%
Management company indirect	210	35.7%	121	16.9%	89	73.6%
Corporate expense	288	49.0%	265	37.0%	23	8.7%

Cost of operations	748	127.2%	658	91.9%	90	13.7%

Operating profit (loss)	$(160)	-27.2%	58	-8.1%	(218)	-375.9%

Mining Royalty Lands Segment:

	Three months ended June 30
(dollars in thousands)	2021	%	2020	%	Change	%

Mining lands lease revenue	$2,634	100.0%	2,402	100.0%	232	9.7%

Depreciation, depletion and amortization	58	2.2%	62	2.6%	(4)	-6.5%
Operating expenses	12	0.5%	14	0.6%	(2)	-14.3%
Property taxes	68	2.6%	65	2.7%	3	4.6%
Management company indirect	96	3.6%	67	2.8%	29	43.3%
Corporate expense	108	4.1%	84	3.5%	24	28.6%

Cost of operations	342	13.0%	292	12.2%	50	17.1%

Operating profit	$2,292	87.0%	2,110	87.8%	182	8.6%

Development Segment:

	Three months ended June 30
(dollars in thousands)	2021	2020	Change

Lease revenue	$451	279	172

Depreciation, depletion and amortization	53	53	—
Operating expenses	45	144	(99)
Property taxes	364	330	34
Management company indirect	400	455	(55)
Corporate expense	522	617	(95)

Cost of operations	1,384	1,599	(215)

Operating loss	$(933)	(1,320)	387
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Stabilized Joint Venture Segment:

	Three months ended June 30
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$4,822	100.0%	2,452	100.0%	2,370	96.7%

Depreciation, depletion and amortization	4,143	85.9%	1,185	48.3%	2,958	249.6%
Operating expenses	1,263	26.2%	527	21.5%	736	139.7%
Property taxes	526	10.9%	275	11.2%	251	91.3%
Management company indirect	116	2.4%	49	2.0%	67	136.7%
Corporate expense	132	2.8%	60	2.5%	72	120.0%

Cost of operations	6,180	128.2%	2,096	85.5%	4,084	194.8%

Operating profit (loss)	$(1,358)	-28.2%	356	14.5%	(1,714)	-481.5%

Asset Management Segment:

	Six months ended June 30
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$1,300	100.0%	1,368	100.0%	(68)	-5.0%

Depreciation, depletion and amortization	271	20.8%	392	28.6%	(121)	-30.9%
Operating expenses	213	16.4%	193	14.1%	20	10.4%
Property taxes	80	6.2%	48	3.5%	32	66.7%
Management company indirect	377	29.0%	235	17.2%	142	60.4%
Corporate expense	502	38.6%	573	41.9%	(71)	-12.4%

Cost of operations	1,443	111.0%	1,441	105.3%	2	0.1%

Operating loss	$(143)	-11.0%	(73)	-5.3%	(70)	95.9%

Mining Royalty Lands Segment:

	Six months ended June 30
(dollars in thousands)	2021	%	2020	%	Change	%

Mining lands lease revenue	$4,949	100.0%	4,587	100.0%	362	7.9%

Depreciation, depletion and amortization	123	2.5%	100	2.2%	23	23.0%
Operating expenses	23	0.5%	27	0.6%	(4)	-14.8%
Property taxes	131	2.6%	132	2.9%	(1)	-0.8%
Management company indirect	178	3.6%	133	2.9%	45	33.8%
Corporate expense	189	3.8%	181	3.9%	8	4.4%

Cost of operations	644	13.0%	573	12.5%	71	12.4%

Operating profit	$4,305	87.0%	4,014	87.5%	291	7.2%

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Development Segment:

	Six months ended June 30
(dollars in thousands)	2021	2020	Change

Lease revenue	$768	572	196

Depreciation, depletion and amortization	106	107	(1)
Operating expenses	71	353	(282)
Property taxes	727	689	38
Management company indirect	661	900	(239)
Corporate expense	941	1,329	(388)

Cost of operations	2,506	3,378	(872)

Operating loss	$(1,738)	(2,806)	1,068

Stabilized Joint Venture Segment:

	Six months ended June 30
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$7,331	100.0%	5,105	100.0%	2,226	43.6%

Depreciation, depletion and amortization	5,331	72.7%	2,369	46.4%	2,962	125.0%
Operating expenses	1,928	26.3%	1,133	22.2%	795	70.2%
Property taxes	840	11.5%	514	10.1%	326	63.4%
Management company indirect	176	2.4%	96	1.9%	80	83.3%
Corporate expense	197	2.7%	130	2.5%	67	51.5%

Cost of operations	8,472	115.6%	4,242	83.1%	4,230	99.7%

Operating profit (loss)	$(1,141)	-15.6%	863	16.9%	(2,004)	-232.2%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

13

Net Operating Income Reconciliation
Six months ended 06/30/21 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	(123)	(1,629)	38,591	3,731	586	41,156
Income Tax Allocation	(46)	(604)	9,601	1,383	36	10,370
Income (loss) before income taxes	(169)	(2,233)	48,192	5,114	622	51,526

Less:
Gain on remeasurement of real estate investment	—	—	51,139	—	—	51,139
Gain on investment land sold	—	—	—	831	—	831
Unrealized rents	11	—	—	113	—	124
Interest income	—	1,779	—	—	644	2,423
Plus:
Unrealized rents	—	—	8	—	—	8
Loss on sale of land	26	—	—	—	—	26
Equity in loss of Joint Venture	—	2,274	457	22	—	2,753
Interest Expense	—	—	1,349	—	22	1,371
Depreciation/Amortization	271	106	5,331	123	—	5,831
Management Co. Indirect	377	661	176	178	—	1,392
Allocated Corporate Expenses	502	941	197	189	—	1,829

Net Operating Income (loss)	996	(30)	4,571	4,682	—	10,219

Net Operating Income Reconciliation
Six months ended 06/30/20 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	(47)	(739)	622	4,162	1,478	5,476
Income Tax Allocation	(18)	(274)	338	1,543	550	2,139
Income (loss) from continuing operations before income taxes	(65)	(1,013)	960	5,705	2,028	7,615

Less:
Equity in profit of Joint Ventures	—	—	168	—	—	168
Gains on sale of buildings	8	1,877	—	1,712	—	3,597
Unrealized rents	114	—	—	121	—	235
Interest income	—	2,048	—	—	2,053	4,101
Plus:
Unrealized rents	—	—	8	—	—	8
Equity in loss of Joint Venture	—	2,132	—	21	—	2,153
Interest Expense	—	—	71	—	25	96
Depreciation/Amortization	392	107	2,369	100	—	2,968
Management Co. Indirect	235	900	96	133	—	1,364
Allocated Corporate Expenses	573	1,329	130	181	—	2,213

Net Operating Income (loss)	1,013	(470)	3,466	4,307	—	8,316